Exhibit 10.1

March 10, 2026

David Zaslav

At the address on file with the Company

Dear David:

This letter agreement (this “Agreement”) confirms the agreement between you and Warner Bros. Discovery, Inc. (the “Company”) regarding certain payments that you may become entitled to receive in connection with the proposed acquisition (the “Acquisition”) of the Company by Paramount Skydance Corporation (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of February 27, 2026, by and among Parent, the Company, and other signatories thereto (as amended, the “Merger Agreement”). Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in the Merger Agreement. If the Merger Agreement terminates pursuant to its terms, this Agreement will terminate and be of no force or effect.

1. Certain Taxes.

Notwithstanding anything to the contrary, in the event that it is determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any of its affiliated entities (including their respective successors), including for purposes of clarity any severance payments or grant or accelerated vesting of equity awards, to or for your benefit (the “Payments”) would, as a result of the Acquisition, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Company shall pay you an additional payment (which, for this purpose, includes withholding and remittance of taxes by Parent or the Company on your behalf) (a “Reimbursement Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income taxes on the Reimbursement Payment and any interest and penalties imposed with respect to, and any excise tax imposed upon, the Reimbursement Payment), you retain an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. The Reimbursement Payment payable with respect to any Payment will be made promptly following the determination by the 280G Advisor (as defined below) that the Reimbursement Payment is due (and, subject to Section 2, in no event later than the day that such Excise Taxes are required to be paid by you or withheld by the Company). Notwithstanding anything to the contrary in this Agreement, all or any portion of a Reimbursement Payment (including any portion you would otherwise be entitled to retain) may, at the Company’s sole discretion, be withheld by the Company or one of its affiliates and remitted to the Internal Revenue Service and any other applicable taxing authority for your benefit (and, for purposes of this Agreement, any such amounts will be deemed to have been paid to you).

2. Determinations.

You and the Company agree that for purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, an independent public accounting firm selected by the Company in its discretion (the “280G Advisor”) after consulting with you and your counsel will be retained. For purposes of making such determinations, the 280G Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and may take into account the value of any reasonable compensation for services to be rendered by you before or after the Acquisition or other positions that may mitigate the amount of the Excise Tax. You shall cooperate in the valuation of any such services and cooperate in good faith with any other reasonable requests by the Company or Parent to mitigate the impact of Sections 280G and 4999 of the Code, including exercising vested Company Options. You and the Company shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make a determination under this Agreement. The Company shall bear all costs the 280G Advisor incurs in connection with any calculations contemplated by this Agreement. The 280G Advisor shall provide detailed supporting calculations both to you, Parent and the Company upon request. The Company agrees to take a tax reporting position that is consistent with the determination of the 280G Advisor and supported by appropriate supporting documentation. Notwithstanding anything to the contrary, the Company may take such actions permitted under the Merger Agreement to mitigate the amount of the Excise Tax and Parent will be provided with the opportunity to review and provide comments on the calculations and determinations of the 280G Advisor.

You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Reimbursement Payment. Such notification shall be given as soon as practicable, but no later than thirty days after you have actual knowledge of such claim. In such a case, you and the Company shall cooperate in good faith in responding to (and, if determined to be appropriate, contesting) such claim, provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such response or contest. For the avoidance of doubt, the Company shall make an additional Reimbursement Payment in respect of any additional Excise Tax owed as a result of such determination by the Internal Revenue Service. The Company shall control all proceedings taken in connection with such contest that relate to amounts of Excise Tax that would be subject to the Reimbursement Payment hereunder.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or that Reimbursement Payments have been made that should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the amount of the Reimbursement Payment is less than the amount ultimately determined necessary to reimburse you for your Excise Tax, the 280G Advisor shall determine the amount of the Underpayment that has occurred and any such Underpayment

(together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of you. In the case of an Overpayment, you shall, at the expense of the Company, reasonably cooperate with the Company (which may include the filing of returns and claims for refund) to correct such Overpayment and any such Overpayment shall be promptly paid by you to the Company upon receipt of any refund or equivalent benefit; provided, however, that (i) you shall in no event be obligated to return to the Company an amount greater than the portion of the Overpayment that you have retained and/or recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 1 above, which is to make you whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in your repayment of an amount that is less than the Overpayment. In addition, the foregoing repayment of the Overpayment shall be subject to adjustment if you are unable to recover any additional taxes paid on the Overpayment after taking reasonable actions requested by the Company.

3. Other Terms.

The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, and will be binding on any successor to the Company. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise (including, after the Closing, Parent and its affiliates).

4. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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We thank you for your service and contributions to the success of the Company.

Sincerely,

Warner Bros. Discovery, Inc.

/s/ Tara L. Smith
Tara L. Smith
Executive Vice President and Corporate Secretary

Acknowledged and agreed on the date first written above:

/s/ David Zaslav
David Zaslav

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